UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		June 30, 2016
NIKE, Inc.
(Exact name of registrant as specified in charter)

OREGON	1-10635	93-0584541
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE BOWERMAN DRIVE BEAVERTON, OR		97005-6453
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(503) 671-6453

NO CHANGE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 30, 2016, NIKE, Inc. ("NIKE" or the "Company") Chairman Phil Knight announced his retirement from the Company’s Board of Directors and the Board appointed Mark Parker, NIKE’s President and CEO since 2006, to the additional position of Chairman, effective upon Mr. Knight’s resignation.

On June 30, 2016, NIKE Chairman Phil Knight sold in a private transaction all of the voting units (the “Class X Units”) of Swoosh, LLC, a Delaware limited liability company (“Swoosh” and such transaction, the “Transaction”), to a controlled subsidiary of the Travis A. Knight 2009 Irrevocable Trust II (the “Trust”). Swoosh, LLC owns approximately 78 percent of NIKE’s Class A Common Stock (the “Class A Stock”). The Class A Stock elects 75 percent of the Company’s Board of Directors.

Travis Knight, NIKE director and Phil Knight’s son, is Trustee of the Trust. The consideration received by Mr. Phil Knight for the Class X Units consisted of Trust assets valued at approximately $1.2 billion. As a result of the Transaction, Travis Knight holds two of the five seats on the Swoosh board of directors has been appointed the President, Secretary, and Treasurer of Swoosh.

The Company and Mr. Knight issued a press release on June 30, 2016 announcing the Transaction and retirement of Mr. Knight.  The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is furnished with this Form 8-K:

99.1 Press Release dated June 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIKE, Inc. (Registrant)

Date: July 1, 2016	By:	/s/ Hilary K. Krane
Hilary K. Krane
Executive Vice President, Chief Administrative
Officer, and General Counsel